Exhibit 99.2

AsepticSure® Receives Full Approval of International Electrical Safety Standards
AsepticSure approval of international safety standards clears path for global commercialization

KALAMAZOO, Mich., June 21, 2017 /PRNewswire/ -- Medizone International, Inc. (OTCQB: MZEI), the developer of AsepticSure®, a revolutionary disinfection technology that combines ozone and hydrogen peroxide to achieve unprecedented kill rates of bacteria and viral pathogens in a wide range of commercial applications including healthcare, biodefense, and public health preparedness, announced today that the Company has received full electrical safety approval for all models of AsepticSure.

The testing and approval was administered by QPS Evaluation Services, a nationally and internationally accredited independent third-party testing, certification and field evaluation body headquartered in Toronto, Canada.  The approval means that AsepticSure has achieved full compliance with the applicable international safety standards which provide a baseline requirement that must be met in order to pursue marketing in all jurisdictions, including Canada, USA, South America, EU, Asia, and the Middle East. Although Medizone will be required to apply for a separate approval in each country, compliance with these international safety standards will greatly facilitate this process.

“We are very pleased to announce that AsepticSure technology has received full approval for electrical safety,” said Dr. Michael Shannon, President and Director of Medical Affairs of Medizone International. “With respect to future marketing endeavors in North America, third-party certification of electrical products is mandated by law; without such certification, marketing would not be permitted. Approval of our AsepticSure system is a major step forward towards full commercialization.”

The achievement of full compliance with the relevant international safety standards provides the framework for detailed manufacturing specifications that will be incorporated in the Company’s expanded manufacturing plans.

About Medizone International, Inc.
Founded initially in 1986 to develop treatments for lipid-enveloped viruses, Medizone International, Inc. shifted focus in 2007 to develop a superior disinfectant technology. The company developed the AsepticSure system to combine oxidative compounds (O3 and H202) to produce a unique mixture of free radicals (H2O3 known as trioxidane) with much higher oxidative potential than ozone or hydrogen peroxide alone. After securing broad IP protection for the use of trioxidane for both healthcare facility disinfecting systems and bioterrorism applications, the company released its AsepticSure system for use in Canada, and several other global markets.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including the risk that government and international agencies and organizations may not adopt our system, global economic conditions generally, government regulation, manufacturing and marketing risks, adverse publicity risks, risks associated with our entry into the U.S. and other markets, expansion and operations. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

For press information on Medizone International, please contact:
John Pentony, Investor and Media Relations
Medizone International, Inc.
T: 01 269-202-5020
E: j.pentony@medizoneint.com

For more information, visit:
http://www.medizoneint.com
Email: operations@medizoneint.com